Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
November 5, 2018
American Equity Reports Third Quarter 2018 Results
Company Highlights

•	Third quarter 2018 net income of $169.3 million or $1.85 per diluted common share

•	Third quarter 2018 non-GAAP operating income[1] of $171.1 million or $1.87 per diluted common share

•	Third quarter 2018 annuity sales of $1.0 billion

•	Policyholder funds under management of $50.6 billion

•	Third quarter 2018 investment spread of 2.67%

•	Estimated risk-based capital ratio of 386% compared to 378% at December 31, 2017
WEST DES MOINES, Iowa (November 5, 2018) - American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs), today reported third quarter 2018 net income of $169.3 million, or $1.85 per diluted common share, compared to net income of $57.0 million, or $0.63 per diluted common share, for third quarter 2017.
Non-GAAP operating income1 for the third quarter of 2018 was $171.1 million, or $1.87 per diluted common share, compared to non-GAAP operating income1 of $87.2 million, or $0.96 per diluted common share, for third quarter 2017. On a trailing twelve-month basis, non-GAAP operating return on average equity excluding average AOCI1 was 18.1% based upon reported results and 14.8% excluding the impact of assumption revisions. Third quarter 2018 net income and non-GAAP operating income1 were positively affected by $82.8 million ($0.91 per diluted common share) and $80.6 million ($0.88 per diluted common share), respectively, for revisions to assumptions utilized in the determination of deferred policy acquisition costs, deferred sales inducements and the liability for future benefits to be paid for lifetime income benefit riders. Net income and non-GAAP operating income1 for the third quarter of 2017 were positively affected by $39.2 million ($0.44 per diluted common share) and $34.4 million ($0.38 per diluted common share), respectively, for assumption revisions.
POLICYHOLDER FUNDS UNDER MANAGEMENT UP 1.4% ON $1.0 BILLION OF SALES
Policyholder funds under management at September 30, 2018 were $50.6 billion, a $677 million or 1.4% increase from June 30, 2018. Third quarter sales were $1.0 billion before coinsurance ceded and $0.9 billion after coinsurance ceded. Gross sales and net sales for the quarter increased 14% and 12%, respectively, from third quarter 2017 sales. On a sequential basis, both gross and net sales decreased 13%.

Total sales by independent agents for American Equity Investment Life Insurance Company (American Equity Life) decreased 13% sequentially while total sales by broker-dealers and banks for Eagle Life Insurance Company (Eagle Life) decreased by $28 million or 12% sequentially. Sales of FIAs were down 12% sequentially to $1.0 billion driven by the decline in sales for American Equity Life. FIA sales for Eagle Life of $164 million were down $9 million or 5% sequentially.
Commenting on sales, John Matovina, Chairman and Chief Executive Officer, said: "We experienced a sequential decrease in FIA sales in American Equity Life's independent agent channel as competition remains intense. Reflecting the attractiveness of accumulation products in the current market environment, the Choice Series continues to be our best-selling product line at American Equity Life with 35% of sales in the third quarter. In the guaranteed lifetime income space, the IncomeShield Series has gained wide acceptance with our independent agents. IncomeShield was the second-best selling product line accounting for 26% of American Equity Life's sales in the third quarter."
Commenting on the market environment and the outlook for FIA sales, Matovina added: "The market in each of our distribution channels continues to be competitive with a number of competitors raising caps, participation rates and guaranteed lifetime income. Our higher new money investment yields allowed us to take several actions late in the third quarter and early in the fourth quarter to enhance our competitiveness. In September, we raised S&P 500 participation rates on our American Equity Choice and Eagle Select FIAs. In early October, we improved the competitive position of the IncomeShield and our other guaranteed income products by increasing payout factors. IncomeShield now ranks #1, 2, or 3 in what we believe to be the most important age/deferral combinations."
Matovina continued: "We further enhanced our competitive position in accumulation products with the introduction of the AssetShield Series on October 9th. While it is similar to the Choice Series, AssetShield is for pure accumulation and a lifetime income benefit rider is not available. AssetShield 10 has the same 54% annual participation rate on the S&P 500 as the Choice 10. Plus, it has an annual participation rate of 120% on an S&P 500 Dividend Aristocrats volatility controlled index strategy and a 175% participation on that same index strategy if the policyholder chooses a two year strategy term. Our participation rates compete favorably with the most popular accumulation products in the independent agent channel. AssetShield also features better liquidity options than offered with Choice.
Matovina went on to say: "In the bank and broker-dealer channels, we added one of the 15 largest banks based on assets as a distributor. We have begun to see new applications from its representatives, and expect this to be a key account for Eagle Life in 2019. We are also in the process of hiring three additional employee wholesalers which will bring our total to six."
INVESTMENT SPREAD HOLDS FIRM AS INVESTMENT YIELD INCREASES; OUTLOOK FOR INVESTMENT SPREAD CONTINUES TO IMPROVE
American Equity’s investment spread was 2.67% for the third quarter of 2018 compared to 2.64% for the second quarter of 2018 and 2.70% for the third quarter of 2017. On a sequential basis, the average yield on invested assets increased by seven basis points while the cost of money rose four basis points.
Average yield on invested assets was 4.54% in the third quarter of 2018 compared to 4.47% in the second quarter of 2018. This increase was primarily attributable to portfolio realignment actions taken throughout the year. Non-trendable investment items of 11 basis points compared to 10 basis points from such items in the second quarter of 2018. The average yield on fixed income securities purchased and commercial mortgage loans funded in the third quarter of 2018 was 4.97% compared to 4.77% and 4.43% in the second and first quarters of 2018.

The aggregate cost of money for annuity liabilities of 1.87% in the third quarter of 2018 was up four basis points from 1.83% in the second quarter of 2018. The benefit from over hedging index linked interest obligations was seven basis points in the third quarter of 2018 compared to six basis points in the second quarter of 2018.
Commenting on investment spread, Matovina said: “The sequential increase in investment spread in the third quarter primarily reflected a two basis point increase in the benefit from non-trendable investment income items and over-hedging. Our investment spread remained under pressure in the third quarter of 2018 due to the escalation of option costs for certain index strategies in the last several quarters that is recognized in the cost of money ratably over the twelve month option period. To counteract this impact, we initiated renewal rate adjustments on certain in-force policies in October in addition to the renewal rate actions we undertook in March. We have flexibility to reduce our crediting rates and could decrease our cost of money by approximately 0.65% through further reductions in renewal rates to guaranteed minimums should the cost of money not return to acceptable levels."
Matovina went on to say: "Our investment spread should benefit from the higher yields we have been obtaining on investment securities purchases and commercial mortgage loan fundings, increases in yields on our floating rate investments and changes in renewal rates. We are also looking to improve our investment yield through the opportunistic replacement of lower yielding securities with higher yielding securities. In early October, we sold $384 million in book value of securities with an average yield of 3.00%. Since we had declared our intent to sell these securities, we recognized other than temporary impairments of $12 million in the third quarter. Including the October transactions, we have sold $2 billion of book value of lower yielding securities this year and reinvested the proceeds into higher yielding securities. The prospect for higher investment yields is quite good, and we expect our portfolio yield, excluding non-trendable items, to increase in future quarters."

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company’s Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.
CONFERENCE CALL
American Equity will hold a conference call to discuss third quarter 2018 earnings on Tuesday, November 6, 2018 at 9:00 a.m. CT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 855-865-0606, passcode 2779888 (international callers, please dial 704-859-4382). An audio replay will be available shortly after the call on AEL’s website. An audio replay will also be available via telephone through November 13, 2018 at 855-859-2056, passcode 2779888 (international callers will need to dial 404-537-3406).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, issues fixed annuity and life insurance products, with a primary emphasis on the sale of fixed index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures is discussed in this release in the tables that follow the text of the release.
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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Premiums and other considerations	$7,240	$8,569	$22,050	$25,691
Annuity product charges	58,365	51,931	164,094	144,106
Net investment income	549,391	500,202	1,593,457	1,479,288
Change in fair value of derivatives	595,311	362,525	276,433	1,015,878
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(2,196)	1,579	(40,275)	7,790
OTTI losses on investments:
Total OTTI losses	(14,373)	(273)	(16,025)	(273)
Portion of OTTI losses recognized in (from) other comprehensive income	—	(191)	(1,651)	(1,281)
Net OTTI losses recognized in operations	(14,373)	(464)	(17,676)	(1,554)
Loss on extinguishment of debt	—	(18,389)	—	(18,817)
Total revenues	1,193,738	905,953	1,998,083	2,652,382

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	10,721	10,823	32,091	32,684
Interest sensitive and index product benefits	413,089	501,028	1,355,135	1,392,763
Amortization of deferred sales inducements	55,244	14,707	233,779	110,727
Change in fair value of embedded derivatives	383,716	229,702	(585,465)	628,845
Interest expense on notes and loan payable	6,376	7,597	19,122	23,997
Interest expense on subordinated debentures	3,942	3,502	11,450	10,260
Amortization of deferred policy acquisition costs	81,053	23,023	336,741	162,248
Other operating costs and expenses	31,924	28,782	95,704	82,325
Total benefits and expenses	986,065	819,164	1,498,557	2,443,849
Income before income taxes	207,673	86,789	499,526	208,533
Income tax expense	38,345	29,832	95,333	70,691
Net income	$169,328	$56,957	$404,193	$137,842

Earnings per common share	$1.87	$0.64	$4.48	$1.55
Earnings per common share - assuming dilution	$1.85	$0.63	$4.42	$1.53

Weighted average common shares outstanding (in thousands):
Earnings per common share	90,486	89,069	90,278	88,873
Earnings per common share - assuming dilution	91,651	90,421	91,355	90,171

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income, the Company has consistently utilized non-GAAP operating income and non-GAAP operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate its financial performance. Non-GAAP operating income equals net income adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and the Company believes measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income eliminate the impact of fair value accounting for the Company's fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. The Company believes the combined presentation and evaluation of non-GAAP operating income together with net income provides information that may enhance an investor’s understanding of its underlying results and profitability.
Reconciliation from Net Income to Non-GAAP Operating Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$169,328	$56,957	$404,193	$137,842
Adjustments to arrive at non-GAAP operating income: (a)
Net realized investment (gains) losses, including OTTI	10,278	(916)	35,925	(4,417)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	545	47,835	(108,367)	116,383
Change in fair value of derivatives - debt	(597)	(357)	(3,168)	(139)
Income taxes	(8,491)	(16,281)	6,822	(39,127)
Non-GAAP operating income	$171,063	$87,238	$335,405	$210,542

Per common share - assuming dilution:
Net income	$1.85	$0.63	$4.42	$1.53
Adjustments to arrive at non-GAAP operating income:
Net realized investment (gains) losses, including OTTI	0.11	(0.01)	0.39	(0.05)
Change in fair value of derivatives and embedded derivatives - fixed index annuities	0.01	0.52	(1.19)	1.29
Change in fair value of derivatives - debt	(0.01)	—	(0.03)	—
Income taxes	(0.09)	(0.18)	0.08	(0.44)
Non-GAAP operating income	$1.87	$0.96	$3.67	$2.33

(a)
Adjustments to net income to arrive at non-GAAP operating income are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) where applicable.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Stockholders' Equity and Return on Average Equity
Return on average equity measures how efficiently the Company generates profits from the resources provided by its net assets.  Return on average equity is calculated by dividing net income and non-GAAP operating income for the trailing twelve months by average equity excluding average accumulated other comprehensive income ("AOCI").  The Company excludes AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments.

Twelve Months Ended
September 30, 2018
Average Stockholders' Equity
Average equity including average AOCI	$2,625,982
Average AOCI	(364,890)
Average equity excluding average AOCI	$2,261,092

Net income	$440,996
Non-GAAP operating income	409,913

Return on Average Equity Excluding Average AOCI
Net income	19.50%
Non-GAAP operating income	18.13%